FORM 3
U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.Name and Address of      2. Date of Event Requiring  4. Issuer Name and Ticker or Trading Symbol
  Reporting Person            Statement
  (Last)(First)(Middle)       (Month/Day/Year)

   Beecher, Gil                03/23/2001                   CE Software, Inc.      (CESW)

                           3.IRS or Social     5.Relationship of   6. If Amendment,    7.Individual or
  c/o PrairieSoft, Inc.      Security Number     Reporting Person     Date of Orginal    Joint/Group
  PO Box 65820               of Reporting        to Issuer (check     (month/day/year)   Filing
        (Street)             Person (Voluntary)  all applicable)                         (Check applicable line)
                               ###-##-####       ____ Director                           ___ Form filed by
 West Des Moines, IA 50265                       _X__ 10% Owner                          One Reporting
  (City)      (State) (Zip)                      ____ Officer                            Person
                                                 ____ Other
                                                                                         _X_ Form Filed by
                                                                                         More than One
                                                                                         Reporting Person


Table 1 - Non-derivative Securities Beneficially Owned

1. Title of Security     2. Amount of Securities     3. Ownership Form: Direct   4. Nature of Indirect
                            Beneficially Owned          (D) or Indirect (I)         Beneficial Ownership
                             (Instr. 4)                    (Instr. 5)                  (Instr. 5)
Common Stock                    300,000                         (I)                  By Self as President
                                                                                     of PrairieSoft, Inc.






Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.(Print or Type Responses).
PAGE 1 OF 3

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FORM 3 (continued) Table II-Derivative Securities Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)


1.Title of Derivative   2.Date Exer-    3.Title and Amount         4.Conversion or   6.Nature of Indirect
  Security (Instr. 4)     cisable         of Securities              Exercise Price    Beneficial Ownership
                          and             Underlying Derivative      of Derivative     (Intr. 5)
                          Expiration      Security                   Security
                          Date
                         (Month/Day/
                         Year)
___________________________________________________________________________________________________________
                                Expira-             Amount
                         Date   tion                of
                         Exer-  Date                Number of
                         cisable         Title      Shares








Explanation of Responses:

       /S/ Gil Beecher                                        04/04/2001
       /s/ Gil Beecher, President of PrairieSoft, Inc.        04/04/2001
          _______________________________________________   ________________
           **Signature of Reporting Person                       Date


1.Name and Address of      2. Date of Event Requiring  4. Issuer Name and Ticker or Trading Symbol
  Reporting Person            Statement
  (Last)(First)(Middle)       (Month/Day/Year)

   Beecher, Gil                03/23/2001                   CE Software, Inc.      (CESW)
   (Designated filer)


Other reporting persons:

  PrairieSoft, Inc., an Iowa Corporation
  PO Box 65820
  West Des Moines, IA 50265

  Federal ID # 42-1406069

  Direct ownership of 300,000 shares of Common Stock

PAGE 3 OF 3